UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

Commission File Number	Name of Registrant, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
1-16681	Spire Inc. 700 Market Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 3, 2017, Spire Inc. (“Spire”) settled the purchase contracts underlying its 2,875,000 equity units, by issuing up to 2,504,700 shares of its common stock at a purchase price of $57.3921 per share. Fractional shares will be settled in cash at $67.50 per share. The purchase price was funded with the proceeds of the remarketing of the $143,750,000 aggregate principal amount of 2014 Series A 2.00% remarketable junior subordinated notes due 2022, comprising a component of the equity units, which was completed on February 27, 2017. The equity units were originally issued at $50 per unit pursuant to the Purchase Contract and Pledge Agreement dated as of June 11, 2014 between Spire and U.S. Bank National Association, as purchase contract agent, collateral agent, custodial agent and securities intermediary. Under the contract terms, the equity units were converted to common stock at the rate of 0.8712, with a corresponding adjustment to purchase price. Spire received net cash proceeds of approximately $142.0 million, which it intends to use to repay short-term debt.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spire Inc.

Date: April 3, 2017	By:	/s/ Steven P. Rasche
Steven P. Rasche Executive Vice President and Chief Financial Officer